DATED THIS 26th DAY OF May, 2008

NEXTMART INC.

as the Purchaser

DYNASTY GAMING INC.

as the Vendor

;

****

SHARE SALE AND PURCHASE AGREEMENT

****

Relating to the shares in the capital of

BOBO MEDIA LIMITED

as the Target Company

This Agreement is made on this day of

BY AND BETWEEN:	**NEXTMART INC.**, a corporation incorporated and existing under the laws of the State of Delaware, United States of America, whose stock is traded on the OTC Bulletin Board, in the United States of America; ("Nextmart" or "Purchaser")
AND:	**DYNASTY GAMING INC.**, a corporation duly constituted according to law, having a registered address at 759 Square Victoria, Suite 300, Montreal, Quebec, H2Y 2J7, Canada, herein acting and represented by Albert Barbusci, duly authorized as he so declares; ("Dynasty" or "Vendor")

Whereas:

(A) The Target Company is wholly owned by the Vendor and the Purchaser. The Vendor owns 70% of the shareholdings in the Target Company, and the Purchaser owns 30% of the shareholdings in the Target Company.

It is agreed as follows:

1. **Definitions and Interpretation**

1.1 **Definitions**

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

"ATVG" means a corporation named Asia Premium Television Group, Inc., organized and existing under the laws of the State of Nevada, whose stock is traded on the OTC Bulletin Board in the U.S.A. with the symbol of 'ATVG',;

"Business Day" means a day (other than a Saturday or Sunday or Public Holiday on which clearing banks are generally open for business;

"Completion" means the completion of the sale and purchase of the Target Company Sale Shares;

"Completion Date" means the 10th day following the signing of this Agreement;

"Encumbrance" means and includes any interest or equity or adverse claims of any matter whatsoever or any person (including without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or and any other encumbrances,

priority or security interest or arrangement of whatsoever nature over or in the relevant property;

"Target Company" means Bobo Media Limited;

"Taxation" means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of the British Virgin Island, China or elsewhere in any part of the world wherever and whenever created or imposed including income tax, corporation tax, advance corporation tax, capital gains tax, capital acquisitions tax, deposit interest retention tax, VAT, probate tax, sales tax, customs and other import or export duties, excise duties, stamp duty, capital duty, wealth tax, property tax, rates, pay-related social insurance or other similar contributions and generally all taxes, duties, imposts, withholdings, levies, rates and charges of whatsoever nature on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts or levies supplementing or replacing any of the foregoing and any and all costs, expenses, charges, surcharges (whether by way of penalty or additional liability to tax) interest, fines and penalties in relation to any of the foregoing, and the expression "tax" shall be construed accordingly;

1.2 Interpretation

In this Agreement and in the Schedules:-

1.2.1 reference to any statute or statutory provision shall be construed as a reference to that statute or provision, as extended, modified, replaced, re-enacted or consolidated from time to time (including after the date of this Agreement) and all statutory instruments, regulations, orders or subordinate legislation from time to time made there under or deriving validity from time to time (including after the date of this Agreement);

1.2.2 words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3 words such as "hereunder", "hereto", "hereof" and "herein" and other words commencing with "here" shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular, clause or subclause hereof;

1.2.4 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word "include" or "including" is to be construed without limitation;

1.2.5 any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality);

1.2.6 any reference to a person includes his successors, personal representatives and permitted assigns;

1.2.7 any reference to a breach of the Warranties or the Purchaser's Warranties (as the case may be) shall be construed as including reference to any matter not being in all respects as warranted by the Warranties or the Purchaser's Warranties (as the case may be) and to any of the Warranties or the Purchaser's Warranties (as the case may be) being inaccurate or untrue or misleading in any respect;

1.2.8 any statement, representation or warranty or which is qualified by the expression "to the best of the knowledge, information and belief" of the Vendor or the Purchaser (as the case may be) or "so far as" the Vendor or the Purchaser (as the case may be) "are aware" or any similar expression shall be deemed to include a warranty given jointly and severally by the Vendor or the Purchaser (as the case may be) that such statement, representation or warranty has been made after due and careful enquiry and any information known or which after due and careful enquiry should have been known by the Company or its board of directors shall be deemed to be known by the Vendor or the Purchaser (as the case may be);

1.2.9 any reference to a document being in the "agreed form" means in relation to that document the draft of that document which has been initialled by the Parties; and

1.2.10 if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day.

1.3 The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises this Agreement shall be construed as if drafted jointly by the parties. No presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

1.4 All representations, warranties, covenants, undertakings, agreements and obligations given or entered into by the Vendor or the Purchaser (as the case may be) are given or entered into severally unless otherwise stated.

1.5 In this Agreement the expression "Company" in the Warranties shall be deemed to refer to the Target Company

2. Sale and Purchase of the Target Company Sale Shares

2.1 Subject to the terms and conditions of this Agreement, Vendor shall sell, and Purchaser shall purchase 70 of the Target Company Sale Shares, which constitutes 70% of the shareholdings in the Target Company. Therefore, the Purchaser shall owns 100% shareholdings in the Target Company.

2.2 The Purchaser shall transfer 70,000 ATVG shares of common stock at the price of USD4.00 each to the Vendor.

3. **Conditions**

3.1 The sale and purchase of the Target Company Sale Shares is conditional upon:

3.1.1 the transfer of the Target Company Sale Shares to the Vendor not being prohibited by any statute, order, rule, regulation or directive promulgated or issued by any legislative, executive or regulatory body or authority of Canada ,United States of America or elsewhere which is applicable to the parties;

3.1.2 all consents, approvals, authorisations or other orders of all relevant regulatory authorities required for or in connection with the transfer of the Target Company Sale Shares to the Purchaser by the Vendor has been unconditionally obtained and are in full force and effect, and all other actions have been taken by or on behalf of the Vendor and/or the Purchaser to comply with all legal and other requirements applicable in Singapore, the United States of America, the British Virgin Islands or elsewhere necessary to ensure that the transfer of the Target Company Sale Shares is in accordance and do not infringe any existing law, regulation or guidelines or the terms of any such consent, approval or authorisation including but not limited to foreign ownership;

3.1.3 the Purchaser and/or the Vendor not having received on or prior to the Completion Date (or such other date as the parties may agree), notice of any directive, injunction or other order, which restrains or prohibits the consummation of the transactions contemplated by this Agreement or there being no action on or prior to the Completion Date (or such other date as the parties may agree), seeking to restrain or prohibit the consummation thereof, or seeking damages in connection therewith, which is pending or any such directive, injunction or other order or action which is threatened;

3.1.4 the Vendor' Warranties and the Purchaser's Warranties contained herein not being untrue or misleading at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion;

4. **Completion**

4.1 **Date and Place**
Completion shall take place on the Completion Date at such place or on such other date as may be agreed between the Parties.

5. **Warranties**

5.1 In consideration of, the Purchaser entering into this Agreement the Vendor warrants to the Purchaser and its successors in title that the Vendor' Warranties is at the date hereof true and accurate in all respects and not misleading.

5.2 The Warranties shall be qualified by reference to those matters disclosed, and then only to the extent fully, fairly and accurately disclosed, in the Disclosure Letter and not otherwise.

5.3 The parties acknowledge that the Purchaser is entering into this Agreement in reliance on, inter alia, the Warranties.

5.4 Each of the Warranties shall be construed as separate and independent and save as otherwise expressly provided shall not be limited by reference to any other warranty, clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement.

5.5 The Warranties shall continue in full force and effect after and notwithstanding Completion and shall not in any respect be extinguished or affected by Completion and Completion shall not in any way constitute a waiver of the rights of either of the Purchasers in respect of any of the Warranties.

5.6 The Vendor hereby undertake and covenant to the Purchaser (for themselves and as trustee for the benefit of the Target Company) to indemnify and keep indemnified and hold harmless each of the Purchaser from and against any and all liabilities, costs, interest and expenses directly or indirectly suffered or incurred by the Purchaser and/or the Target Company arising out of or in connection with the enforcement of any provision of this Agreement.

6. **Purchaser Warranties**

6.1 **Warranties as to Target Company Consideration Shares**

6.1.1 The Purchaser undertakes that, and warrants to Vendor and its successors in title as follows:

6.1.1.1 that the Target Company Consideration Shares are on Completion or will within 90 days from Completion be free from all and any Encumbrances; and

6.1.1.2 the Purchaser's shares are traded on the OTC Bulletin Board in the U.S.A. under the symbol ATVG.

6.2 Authority and Capacity of the Purchaser

6.2.1 Purchaser undertakes that and warrants to the Vendor and their successors in title as follows:

6.2.1 **Incorporation**

It is a company duly incorporated and validly existing under its laws of incorporation.

6.2.2 **Authority to enter into this Agreement etc.**

It has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations of the Purchaser, in accordance with their respective terms.

6.2.3 **No Breach**

The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not and are not likely to:

(i) result in a breach of any provision of the memorandum or articles of association of the Purchaser; or

(ii) result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which the Purchaser is a party or by which the Purchasers or any of its assets is bound.

7. Costs

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Target Company Sale Shares. The Purchaser shall bear all stamp duty payable in connection with the purchase of the same.

8. Governing Law and Submission to Jurisdiction

8.1 This Agreement shall be governed by, and shall be construed in accordance with the laws of Hong Kong.

8.2 Each party hereto irrevocably agrees for the benefit of the other party that the courts of Hong Kong shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the "**Proceedings**") shall be brought in those courts and for this purpose, each party irrevocably submits to the jurisdiction of such courts.

8.3 Each party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the courts of England and Wales. and any claim that any such court is not a convenient or appropriate forum.

8.4 Any process in any Proceedings anywhere may be served on any party by being delivered to or left for that party at its address first herein stated for service of notices. Nothing shall affect the serving of process in any other manner permitted by law.

9. Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

10. Survival of Obligations

The provisions of this Agreement not performed on or before Completion shall remain in effect notwithstanding Completion.

11 Assignment

This Agreement is not assignable (in whole or in part).

12. Binding on Successors

This Agreement is binding upon and enure to the benefit of the respective parties and their respective personal representatives, successors and permitted assigns.

13 Waiver, Release and Remedies

13.1 A waiver by either of the parties of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of the parties in any act or (or omission) which but for such acquiescence would be such a breach shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent contrary act.

13.2 Any remedy or right conferred upon the parties for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them.

13.3 Any failure or delay by either of the parties in exercising any claim, remedy, right, power or privilege under this Agreement shall not operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of such or any other claim, right, power or privilege.

13.4 Any liability of any party to any other party under this Agreement may in whole or in part be released, varied, postponed, compounded or compromised by the relevant party in its absolute discretion as regards such party without in any way prejudicing or affecting its rights against any other party or a like liability whether joint and several or otherwise. Should any provision of this Agreement transpire not to be enforceable against any of the parties, such non-enforceability shall not render such provision unenforceable against any other parties.

14. Notices

14.1 Any notice or other communication to any party (whether required or permitted to be given under or in connection with this Agreement) shall be in writing and shall (at the option of the party giving the notice) be sent by:

14.1.1 hand;

14.1.2 fax;

14.1.3 prepaid post; or

14.1.4 e-mail

to the address, fax number or email address set out in this Agreement for such party:

Party	**Fax No**	**E-mail Address**

14.2 Any notice or communication referred to in clause shall be deemed to have been served if sent by:

14.2.1 hand, on delivery;

14.2.2 fax, when the sender's fax machine issues confirmation that the relevant pages have been transmitted to the recipient's fax machine;

14.2.3 prepaid post, 48 hours after posting; and

14.2.4 email on the expiration of 12 hours after dispatch unless notice of non-delivery is received by the sender.

14.3 Each person giving a notice or making a communication by fax or email shall confirm promptly such notice or communication by post to the person to whom such notice or communication was addressed but the absence of any such confirmation shall not affect the validity of any such notice or communication or the time upon which it is deemed to have been served.

15. Variation

15.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

16. Severability

Each of the provisions of this Agreement is separate and severable and enforceable. If at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality or enforceability of the remaining provisions and of that provision in any other jurisdiction shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties have signed.

NEXTMART INC.

Per: Bruno Wu
Title: Chairman

DYNASTY GAMING INC.

Per: Albert Barbusci
Title: President & Chief Executive Officer